Exhibit 107

Calculation of Filing Fee Table

Form S-1

OFA Group

Table 1. Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share	457	(o)			$7,762,500	0.00015310	$1,188.44
Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share(2)	457	(o)			$8,550,000	0.00015310	1,309.01
Fees to Be Paid	Equity	Underwriter’s warrants (3)	457	(g)				-	-
Fees to Be Paid	Equity	Ordinary shares underlying underwriter’s warrants (4)	457	(o)			$256,162.5	0.00015310	$39.22
Fees Previously Paid									0
Carry Forward Securities: None
Total Offering Amounts							$16,568,662.5		$2,536.67
Total Fees Previously Paid									$0
Total Fee Offsets									$0
Net Fee Due									$2,536.67

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on a proposed maximum aggregate public offering price of $7,762,500, which amount includes the underwriters’ over-allotment option.
(2)	Represents shares being sold by the selling shareholders, based on the proposed maximum aggregate public offering price.
(3)	No fee required pursuant to Rule 457(g) under the Securities Act.
(4)	Represents ordinary shares underlying warrants issuable to the underwriter to purchase a number of ordinary shares equal to 3% of the total number of ordinary shares sold in the initial public offering at an exercise price equal to 110% of the public offering price of the ordinary shares sold in this offering.

Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.